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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): September 24, 1999



                      WALDEN RESIDENTIAL PROPERTIES, INC.
             (Exact name of Registrant as specified in its Charter)


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
          Maryland                             1-12592                 75-2506197

(State or other jurisdiction of       (Commission file number)      (I.R.S. Employer
incorporation or organization)                                   Identification Number)
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             5080 Spectrum Drive, Suite 1000 E, Dallas, Texas 75248
              (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (972) 788-0510



                                 Not applicable
         (Former name or former address, if changed since last report)


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ITEM 5.           OTHER EVENTS.

         Walden Residential Properties, Inc. (the "Company"), Oly Hightop Corporation, a Maryland corporation ("Newco"), and Oly Hightop Parent, L.P., a Delaware limited partnership ("Parent"), have entered into an Agreement and Plan of Merger, dated as of September 24, 1999 (the "Merger Agreement").

         Pursuant to the Merger Agreement, the Company will be merged with and into Newco with Newco as the surviving corporation (the "Merger") and (i) each share of common stock, par value $.01 per share ("Company Common Stock"), of the Company issued and outstanding immediately prior to the time of consummation of the Merger (the "Effective Time") will be converted into the right to receive $23.25 in cash, and (ii) each share of 9.16% Series B Convertible Redeemable Preferred Stock, par value $.01 per share ("Company Convertible Preferred Stock"), of the Company issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the sum of (A) the product of (1) $23.25 and
(2) the number of shares of Company Common Stock into which such share of Company Convertible Preferred Stock would have been convertible immediately prior to the Effective Time and (B) accrued and unpaid dividends on the Company Convertible Preferred Stock, up to, but excluding, the closing date of the Merger.

         Holders of common partnership interests in two partnerships controlled by Walden will be given the choice of either receiving $23.25 per interest in cash or participating through a new security in the new entity as a limited partner. Preferred interests in such partnerships will be given the option of accepting $19.00 per interest in cash or participating through a new partnership security which will include a 10% coupon and a put option granting the holder the right to receive $25.00 per interest beginning 5-1/2 years after completion of the transaction.

         If the Merger is approved and adopted by the affirmative vote (the "Preferred Stock Vote") of both (i) the holders of at least two-thirds of the outstanding shares of 9.20% Senior Preferred Stock, par value $.01 per share ("Company Senior Preferred Stock"), of the Company entitled to vote thereon and
(ii) the holders of at least two-thirds of the outstanding shares of 9.0% Redeemable Preferred Stock, par value $.01 per share ("Company Redeemable Preferred Stock"), of the Company entitled to vote thereon, then (a) each share of Company Senior Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into one unit of senior preferred limited partnership interest in Parent, (b) each share of Company Redeemable Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into one unit of redeemable preferred limited partnership interest in Parent and (c) each holder of Company Senior Preferred Stock and Company Redeemable Preferred Stock will become a limited partner of Parent.

         If the Preferred Stock Vote is not obtained, then each share of Company Senior Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of 9.20% Senior Preferred Stock of Newco and each share of Company Redeemable Preferred Stock issued and outstanding immediately prior to the Effective Time will be


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converted into one share of 9.0% Redeemable Preferred Stock of Newco, in each case with rights and preferences that are substantially identical to the existing rights and preferences of such series of preferred stock.

         The per share purchase price of $23.25 is subject to adjustments estimated to be $5 million in the aggregate, which will be allocated among all common equity holders in the Company and the two partnerships.

         The transactions contemplated by the Merger Agreement are subject to certain conditions, including, without limitation, the approval by the common stockholders of the Company. The Company anticipates that the Merger will be consummated in the first quarter of 2000.

         In conjunction with the Merger Agreement, the Company, Newco and Parent have agreed to take several steps to facilitate the completion of the Merger, including entering into voting agreements (the "Voting Agreements") with certain stockholders of the Company pursuant to which each such stockholder will agree to vote all shares of capital stock of the Company owned by such stockholder, together with any shares of capital stock of the Company subsequently acquired by such stockholder, in favor of the transactions contemplated by the Merger Agreement.

         Copies of the Merger Agreement and the form of the Voting Agreement are filed as exhibits to this Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         2.1 Agreement and Plan of Merger, dated September 24, 1999, among Walden Residential Properties, Inc., Oly Hightop Corporation and Oly Hightop Parent, L.P.

         4.1 Amendment No. 1 to Rights Agreement, dated as of September 24, 1999, between Walden Residential Properties, Inc. and BankBoston, N.A., as Rights Agent.

         99.1 Form of Voting Agreement, dated September 24, 1999, among Walden Residential Properties, Inc., Oly Hightop Parent, L.P., Oly Hightop Corporation and certain stockholders of Walden Residential Properties, Inc.


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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 1999
                                        WALDEN RESIDENTIAL PROPERTIES, INC.


                                        By: /s/ Mark S. Dillinger
                                            -----------------------------------
                                            Mark S. Dillinger
                                            Executive Vice President and Chief
                                            Financial Officer


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                      WALDEN RESIDENTIAL PROPERTIES, INC.

                                 EXHIBIT INDEX
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 EXHIBIT
  NUMBER          DESCRIPTION
 -------          -----------
   2.1            Agreement and Plan of Merger, dated September 24, 1999, among
                  Walden Residential Properties, Inc., Oly Hightop Corporation and Oly Hightop Parent, L.P.

   4.1 Amendment No. 1 to Rights Agreement, dated as of September 24, 1999, between Walden Residential Properties, Inc. and BankBoston, N.A., as Rights Agent.

   99.1 Form of Voting Agreement, dated September 24, 1999, among Walden Residential Properties, Inc., Oly Hightop Parent, L.P., Oly Hightop Corporation and certain stockholders of Walden Residential Properties, Inc.
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